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                                                                    EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
PetroQuest Energy, Inc.

     We consent to incorporation by reference in the registration statement (No. 333-65401) on Form S-8 of PetroQuest Energy, Inc. of our report dated March 13, 1998 (except for note 1, for which the date is March 12, 1999), relating to the consolidated balance sheet of PetroQuest Energy, Inc. (formerly Optima Petroleum Corporation) and subsidiaries as of December 31, 1997 and the consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996, and all related schedules, which report appears in the December 31, 1998 annual report on Form 10-K of PetroQuest Energy, Inc.

KPMG LLP
Vancouver, Canada

March 30, 1999